Exhibit 4.24

NOVEMBER 5, 2015 AMENDING AGREEMENT

TO MANAGER EMPLOYMENT AGREEMENT

This Amendment (“Amendment”) amends the Manager Employment Agreement between SMART Technologies ULC and Steve Winkelmann effective as of December 15, 2014 (the “Agreement”).

This Amendment is effective as of November 5, 2015 (the “Effective Date”).

Capitalized terms not defined herein will have the meaning ascribed to them under the Agreement.

For good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree as follows:

1.	Schedule “B” to the Agreement is deleted and hereby replaced in its entirety with the following:

SCHEDULE “C”

DEFINITIONS

For the purposes of this Agreement the following terms mean the following:

(a)	“Affiliate” means affiliate as that term is defined in the Business Corporations Act (Alberta), as amended from time to time;

(b)	“Change of Control” shall mean the occurrence of any of the following events:

(i)	a person, or group of persons, acting jointly and in concert, becomes the beneficial owner of securities of SMART INC. constituting 50% or more of the voting power of all outstanding voting securities of SMART INC.;

(ii)	individuals who were proposed as nominees (but not including nominees under a shareholder proposal) to become directors of SMART INC. immediately prior to a meeting of the shareholders of SMART INC. involving a contest for, or an item of business relating to, the election of directors of SMART INC., not constituting a majority of the directors of SMART INC. following such election;

(iii)	a merger, consolidation, amalgamation or arrangement of SMART INC. (or a similar transaction) occurs, unless after the event, 50% or more of the voting power of the combined corporation is beneficially owned by the same person or group of persons as immediately before the event; or

(iv)	SMART INC.’s shareholders approve a plan of complete liquidation or winding-up of SMART INC., or the sale or disposition of all or substantially all SMART INC.’s assets (other than a transfer to an Affiliate of SMART INC.), provided that the following shall not constitute a Change of Control:

(A)	any person, or group of persons, acting jointly or in concert, becoming the beneficial owner of the threshold of securities specified in (a) as a result of the acquisition of securities by SMART INC. or an Affiliate of SMART INC. or a subsidiary which, by reducing the number of securities outstanding, increases the proportional number of securities beneficially held by that person or group of persons;

(B)	any acquisition of securities directly from SMART INC. in connection with a bona fide financing or series of financings by SMART INC.;

(C)	any acquisition by an employee benefit plan (or related trust) sponsored or maintained by SMART INC. and/or its Affiliates; or

(D)	beneficial ownership by SMART INC. or its Affiliates or any increased ownership by any of them;

(c)	“Going Private Transaction” shall mean a transaction or series of transactions which has the effect of transforming SMART INC. into a private company (a company whose shares or securities are not listed and posted for trading on the TSX or other recognized stock exchange) and thereby eliminating the public shareholders;

(d)	“Good Reason” shall mean: (i) any adverse change, by SMART INC. and without the agreement of the Manager following a Change of Control, in any of the duties, powers, rights, discretions, salary, bonus, benefits, existing Awards (as defined in SMART INC.’s Amended and Restated Equity Incentive Plan), title or lines of reporting, such that immediately after such change or series of changes, the responsibilities and status of the Manager, taken as a whole, are not at least substantially equivalent to those assigned to the Manager immediately prior to such change or series of changes; (ii) the requirement that the Manager be based anywhere other than the Corporation’s Calgary Manager office on a normal and regular basis; or (iii) any reason which would be constructive dismissal by a court of competent jurisdiction; notwithstanding the foregoing, the termination of the Manager’s interim role as Interim Vice President, Finance and Interim Chief Financial Officer as set out in the November 28, 2015 revised employment letter and a resumption of Manager’s duties under the Agreement, shall not on its own constitute Good Reason; and

(e)	“SMART INC.” means SMART TECHNOLOGIES INC.

2.	In order to properly incorporate the above definitions and to reflect the intentions of the parties,

(a)	all references to the “Board of Directors of the Corporation” or to “the Board of Directors” shall be amended to read “the Board of Directors of SMART INC.”;

(b)	all references to “the Compensation Committee”, if any, shall be amended to read “the compensation Committee of the Board of Directors of SMART INC.”; and

(c)	the parties acknowledge that references to the Amended and Restated Equity Incentive Plan are to the plan implemented by SMART INC..

3.	All other provisions and terms and conditions of the Agreement remain unamended and in full force and effect.

4.	This Agreement shall be governed by and construed in accordance with the laws in force in the Province of Alberta.

IN WITNESS WHEREOF, the parties have executed this Amendment by persons duly authorized as of the Effective Date and effective as of the Effective Date.

SMART TECHNOLOGIES ULC

Per:	/s/ Matt Sudak
Matt Sudak VP, Legal, General Counsel & Corporate Secretary

/s/ Steve Winkelmann
STEVE WINKELMANN

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